Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Carolyn J. Brown	Thomas Donohue
Vice President	Vice President
Corporate Communications	Treasurer and Investor Relations
Barnes & Noble Education, Inc.	Barnes & Noble Education, Inc.
(908) 991-2967	(908) 991-2966
cbrown@bned.com	tdonohue@bned.com

Barnes & Noble Education Reports Second Quarter 2018 Financial Results

Consolidated Sales Increase 15% in the Second Quarter and 23% Year to Date

Net Income Increases $19.1 Million in the Second Quarter and $12.2 Million Year to Date

Initial Benefits Recognized from Recent Acquisitions
December 5, 2017, Basking Ridge, NJ-Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12 institutions, today reported sales and earnings for the second quarter for fiscal year 2018. The Company has two reportable segments: Barnes & Noble College Booksellers, LLC (“BNC”) and MBS Textbook Exchange, LLC (“MBS”).

Financial highlights for the second quarter 2018 and fiscal year to date 2018 :

•	Consolidated sales of $886.9 million increased 15.1%, as compared to the prior year period; year to date consolidated sales of $1,242.6 million increased 23.0% as compared to the prior year period.

•
Consolidated second quarter GAAP net income of $48.4 million, as compared to $29.3 million in the prior year period; year to date GAAP net income of $13.6 million, as compared to $1.4 million in the prior year period.

•
Consolidated second quarter non-GAAP Adjusted EBITDA of $102.4 million, an increase of $32.0 million, as compared to the prior year period; year to date non-GAAP Adjusted EBITDA of $70.0 million, an increase of $36.1 million, as compared to the prior year period.

•
Consolidated second quarter non-GAAP Adjusted Earnings of $49.9 million, as compared to $29.7 million in the prior year period; year to date non-GAAP Adjusted Earnings of $20.1 million, as compared to $3.8 million in the prior year period.

Operational highlights for the second quarter 2018:

•
Expanded reach of BNED Courseware, offering Open Educational Resources (“OER”) content to approximately 13,000 students at community colleges, four year public universities and four year private universities.

•	Continued to recognize benefits from the MBS integration, as MBS contributed $134.9 million in sales and $19.2 million of Adjusted EBITDA in the second quarter of fiscal year 2018.

•
Completed the acquisition of Student Brands, LLC, a leading direct-to-student subscription-based writing services business, on August 3, 2017 for $57.4 million. Student Brands contributed $4.5 million in sales and $2.4 million of Adjusted EBITDA to BNC’s results in the second quarter of fiscal year 2018.

•	Renewed partnership with Target Corporation to promote its brand and college essentials to BNED customer base for the Fall of 2018.

“Our substantially increased financial results in the second quarter reflect the contributions of our recent acquisitions of MBS and Student Brands. While both of these teams continue to perform financially, we are even more encouraged by their respective potential contributions to BNED’s longer term competitive position,” said Michael P. Huseby, Chairman and Chief Executive Officer, Barnes & Noble Education. “Given our evolving industry, we remain focused on transforming our business to become a leading aggregator and distributor of both physical and digital educational content, and on developing expanded direct-to-student digital services that we can offer both in and outside of our managed stores footprint. With the addition of Student Brands and our recently announced partnership with The Princeton Review, we are building what we plan to offer as a full suite of such services.”

Second Quarter 2018 and Year to Date Results
Results for the 13 and 26 weeks of fiscal 2018 and fiscal 2017 are as follows:

$ in millions	13 and 26 Weeks Selected Data (unaudited)
	13 Weeks Q2 2018	13 Weeks Q2 2017	26 Weeks 2018	26 Weeks 2017
Total Sales	$886.9	$770.7	$1,242.6	$1,009.9
Net Income	$48.4	$29.3	$13.6	$1.4

Non-GAAP(1)
Adjusted EBITDA	$102.4	$70.4	$70.0	$33.9
Adjusted Earnings	$49.9	$29.7	$20.1	$3.8
1) These non-GAAP financial measures have been reconciled in the attached schedules to the most directly comparable GAAP measure as required under SEC rules regarding the use of non-GAAP financial measures

Consolidated second quarter sales of $886.9 million increased $116.2 million, or 15.1%, as compared to the prior year period. This increase was primarily attributable to the contributions from the MBS and Student Brands acquisitions, net new stores opened at BNC, partially offset by the impact from declining comparable store sales at BNC.

Comparable store sales at BNC decreased 4.4% for the quarter representing approximately $33.8 million in revenue. The decrease is primarily attributable to textbook sales, which were down 5.0% compared with a decrease of 3.7% in the prior year period and a decrease in general merchandise sales of 1.9% compared with a decrease of 1.3% in the prior year period.

Second quarter net income was $48.4 million, or $1.03 per diluted share, compared to net income of $29.3 million, or $0.63 per diluted share, in the prior year period. The current year’s fiscal quarter has 47.0 million diluted shares outstanding, while the prior year period had 46.6 million diluted shares outstanding. The Company reported non-GAAP Adjusted Earnings of $49.9 million during the quarter, compared with $29.7 million in the prior year period.

The Company’s Adjusted EBITDA was $102.4 million for the quarter, as compared to $70.4 million in the prior year period, an increase due primarily to the contributions from the MBS and Student Brands acquisitions, partially offset by the impact from lower comparable store sales at BNC.

As a result of the acquisition of MBS on February 27, 2017 and the acquisition of Student Brands on August 3, 2017, the condensed consolidated financial statements for the 13 weeks and 26 weeks ended October 28, 2017 include the financial results of MBS and Student Brands. All material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 weeks and 26 weeks ended October 28, 2016 do not include any financial results of MBS and Student Brands.

Outlook
For fiscal year 2018, the Company expects sales at BNC to be relatively flat, while BNC comparable store sales are projected to decline in the low-to mid-single digit percentage point range year over year. In addition, the Company expects consolidated sales to be in the range of $2.25 billion to $2.35 billion before intercompany eliminations. The Company expects BNED’s consolidated Adjusted EBITDA to be in a range of $105 million to $120 million. Capital expenditures are expected to be approximately $50 million, an increase from fiscal 2017 due to new store growth at BNC.

Conference Call
A conference call with Barnes & Noble Education, Inc. senior management will be webcast at 10:00 a.m. Eastern Time on Tuesday, December 5, 2017 and can be accessed at the Barnes & Noble Education corporate website at www.bned.com.

Barnes & Noble Education expects to report fiscal 2018 third quarter results on or about March 6, 2018.

EXPLANATORY NOTE

Effective with the acquisition of MBS Textbook Exchange, LLC ("MBS") on February 27, 2017, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior to the acquisition. The condensed consolidated financial statements for the 13 and 26 weeks ended October 28, 2017 include the financial results of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 and 26 weeks ended October 29, 2016 exclude the financial results of MBS.

•	BNC operates 777 physical campus bookstores, the majority of which also have school-branded e-commerce sites operated by BNC, and BNC also includes our digital operations.

•
MBS operates 706 virtual bookstores and is the largest contract operator of virtual bookstores for college and university campuses, and private/parochial K-12 schools. MBS is also one of the largest textbook wholesalers in the country. MBS's wholesale business centrally sources and sells new and used textbooks to more than 3,700 physical college bookstores, including BNC’s 777 campus bookstores.

On August 3, 2017, we acquired Student Brands, LLC ("Student Brands"), a leading direct-to-student subscription-based writing services business. The condensed consolidated financial statements for the 13 and 26 weeks ended October 28, 2017 include the financial results of Student Brands in the BNC segment from the date of acquisition and all material intercompany accounts and transactions have been eliminated in consolidation, The condensed consolidated financial statements for the 13 and 26 weeks ended October 29, 2016 exclude the financial results of Student Brands.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Sales:
Product sales and other	$817,825	$697,927	$1,152,327	$915,663
Rental income	69,036	72,744	90,245	94,245
Total sales	886,861	770,671	1,242,572	1,009,908
Cost of sales: (a)
Product and other cost of sales	628,839	554,498	906,580	732,492
Rental cost of sales	41,464	44,659	54,721	58,489
Total cost of sales	670,303	599,157	961,301	790,981
Gross profit	216,558	171,514	281,271	218,927
Selling and administrative expenses	115,148	101,123	214,558	185,060
Depreciation and amortization expense	16,704	12,987	31,721	25,908
Restructuring and other charges (a)	193	—	5,429	1,790
Transaction costs (a)	1,257	644	1,846	2,171
Operating income	83,256	56,760	27,717	3,998
Interest expense, net	1,836	630	4,874	1,296
Income before income taxes	81,420	56,130	22,843	2,702
Income tax expense	33,025	26,841	9,231	1,329
Net income	$48,395	$29,289	$13,612	$1,373

Earnings per common share:
Basic	$1.04	$0.63	$0.29	$0.03
Diluted	$1.03	$0.63	$0.29	$0.03
Weighted average common shares outstanding:
Basic	46,705	46,170	46,611	46,259
Diluted	47,006	46,593	47,144	46,652

(a) For additional information, see Note (a) - (c) in the Non-GAAP disclosure information of this Press Release.

	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Percentage of sales:
Sales:
Product sales and other	92.2%	90.6%	92.7%	90.7%
Rental income	7.8%	9.4%	7.3%	9.3%
Total sales	100.0%	100.0%	100.0%	100.0%
Cost of sales:
Product and other cost of sales (a)	76.9%	79.4%	78.7%	80.0%
Rental cost of sales (a)	60.1%	61.4%	60.6%	62.1%
Total cost of sales	75.6%	77.7%	77.4%	78.3%
Gross profit	24.4%	22.3%	22.6%	21.7%
Selling and administrative expenses	13.0%	13.1%	17.3%	18.3%
Depreciation and amortization expense	1.9%	1.7%	2.6%	2.6%
Restructuring and other charges	—%	—%	0.4%	0.2%
Transaction costs	0.1%	0.1%	0.1%	0.2%
Operating income	9.4%	7.4%	2.2%	0.4%
Interest expense, net	0.2%	0.1%	0.4%	0.1%
Income before income taxes	9.2%	7.3%	1.8%	0.3%
Income tax expense	3.7%	3.5%	0.7%	0.1%
Net income	5.5%	3.8%	1.1%	0.2%

(a) Represents the percentage these costs bear to the related sales, instead of total sales.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
 (Unaudited)

	October 28, 2017	October 29, 2016
ASSETS
Current assets:
Cash and cash equivalents	$17,494	$176,578
Receivables, net	153,646	93,250
Merchandise inventories, net	515,574	401,338
Textbook rental inventories	78,062	86,704
Prepaid expenses and other current assets	13,352	8,083
Total current assets	778,128	765,953
Property and equipment, net	115,318	108,499
Intangible assets, net	229,498	194,562
Goodwill	362,412	281,350
Other noncurrent assets	41,885	38,226
Total assets	$1,527,241	$1,388,590
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$458,833	$439,746
Accrued liabilities	184,283	140,779
Total current liabilities	643,116	580,525
Long-term deferred taxes, net	16,187	25,743
Other long-term liabilities	96,294	75,962
Long-term borrowings	41,800	—
Total liabilities	797,397	682,230
Commitments and contingencies	—	—
Stockholders' equity:
Preferred stock, $0.01 par value; authorized, 5,000 shares; issued and outstanding, none	—	—
Common stock, $0.01 par value; authorized, 200,000 shares; issued, 50,028 and 48,972 shares, respectively; outstanding, 46,914 and 46,276 shares, respectively	500	490
Additional paid-in-capital	713,018	703,966
Retained earnings	45,975	28,375
Treasury stock, at cost	(29,649)	(26,471)
Total stockholders' equity	729,844	706,360
Total liabilities and stockholders' equity	$1,527,241	$1,388,590

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Earnings Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Numerator for basic earnings per share:
Net income	$48,395	$29,289	$13,612	$1,373
Less allocation of earnings to participating securities	(16)	(19)	(4)	(1)
Net income available to common shareholders	$48,379	$29,270	$13,608	$1,372

Numerator for diluted earnings per share:
Net income	$48,379	$29,270	$13,608	$1,372
Allocation of earnings to participating securities	16	19	4	1
Less allocation of earnings to participating securities	(16)	(19)	(4)	(1)
Net income available to common shareholders	$48,379	$29,270	$13,608	$1,372

Denominator for basic earnings per share:
Basic weighted average common shares	46,705	46,170	46,611	46,259

Denominator for diluted earnings per share:
Basic weighted average common shares	46,705	46,170	46,611	46,259
Average dilutive restricted stock units	162	364	389	339
Average dilutive performance shares	113	35	127	24
Average dilutive restricted shares	7	24	8	30
Average dilutive performance share units	19	—	9	—
Average dilutive options	—	—	—	—
Diluted weighted average common shares	47,006	46,593	47,144	46,652

Earnings per common share:
Basic	$1.04	$0.63	$0.29	$0.03
Diluted	$1.03	$0.63	$0.29	$0.03

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Segment Information
(In thousands, except percentages)
(Unaudited)

Segment Information (a)	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Sales
BNC	$761,787	$770,671	$1,011,764	$1,009,908
MBS	134,851	—	274,652	—
Elimination	(9,777)	—	(43,844)	—
Total	$886,861	$770,671	$1,242,572	$1,009,908

Gross profit
BNC	$171,725	171,514	$220,462	$218,927
MBS (b)	34,200	—	64,037	—
Elimination	11,658	—	45	—
Total	$217,583	$171,514	$284,544	$218,927

Selling and administrative expenses
BNC	$100,127	$101,123	$185,769	$185,060
MBS	15,021	—	28,789	—
Total	$115,148	$101,123	$214,558	$185,060

Adjusted EBITDA (c) (Non-GAAP)
BNC	$71,598	$70,391	$34,693	$33,867
MBS (b)	19,179	—	35,248	—
Elimination	11,658	—	45	—
Total	$102,435	$70,391	$69,986	$33,867

Percentage of Segment Sales	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Gross margin
BNC	22.5%	22.3%	21.8%	21.7%
MBS (b)	25.4%	—%	23.3%	—%
Elimination	(119.2)%	—%	(0.1)%	—%
Total gross margin	24.5%	22.3%	22.9%	21.7%

Selling and administrative expenses
BNC	13.1%	13.1%	18.4%	18.3%
MBS	11.1%	—%	10.5%	—%
Total selling and administrative expenses	13.0%	13.1%	17.3%	18.3%

(a) Effective with the acquisition of MBS Textbook Exchange, LLC ("MBS") on February 27, 2017, we determined that we have two reportable segments: Barnes & Noble College Booksellers, LLC ("BNC") and MBS, whereas BNC was previously our only reportable segment prior the acquisition. For more information, see the Explanatory Note.

(b) Excludes $1,025 and $3,273 of incremental cost of sales related to inventory fair value amortization for the 13 and 26 weeks ended October 28, 2017, respectively.

(c) For additional information, see Note (a) in the Non-GAAP disclosure information of this Press Release.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Consolidated Non-GAAP Information
(In thousands)
(Unaudited)

Adjusted Earnings	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net income	$48,395	$29,289	$13,612	$1,373
Reconciling items, after-tax (below)	1,519	394	6,525	2,425
Adjusted Earnings (Non-GAAP)	$49,914	$29,683	$20,137	$3,798

Reconciling items, pre-tax
Inventory valuation amortization (MBS) (non-cash) (a)	$1,025	$—	$3,273	$—
Restructuring and other charges (b)	193	—	5,429	1,790
Transaction costs (c)	1,257	644	1,846	2,171
Reconciling items, pre-tax	2,475	644	10,548	3,961
Less: Pro forma income tax impact (d)	956	250	4,023	1,536
Reconciling items, after-tax	$1,519	$394	$6,525	$2,425

Adjusted EBITDA	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net income	$48,395	$29,289	$13,612	$1,373
Add:
Depreciation and amortization expense	16,704	12,987	31,721	25,908
Interest expense, net	1,836	630	4,874	1,296
Income tax expense	33,025	26,841	9,231	1,329
Inventory valuation amortization (MBS) (non-cash) (a)	1,025	—	3,273	—
Restructuring and other charges (b)	193	—	5,429	1,790
Transaction costs (c)	1,257	644	1,846	2,171
Adjusted EBITDA (Non-GAAP)	$102,435	$70,391	$69,986	$33,867

(a) For the 13 and 26 weeks ended October 28, 2017, gross margin includes $1.0 million and $3.3 million of incremental cost of sales related to amortization of the MBS inventory fair value adjustment of $3.7 million recorded as of the acquisition date, February 27, 2017. The non-cash fair value inventory adjustment for MBS was recognized over six months from the date of acquisition and was allocated based on monthly sales.

(b) On July 19, 2017, Mr. Max J. Roberts resigned as Chief Executive Officer of the Company and Mr. Michael P. Huseby was appointed to the position of Chief Executive Officer and Chairman of the Board, both effective as of September 19, 2017. Pursuant to the terms of the Retirement Letter Agreement, Mr. Roberts received an aggregate payment of approximately $4.4 million, comprised of salary, bonus and benefits. In addition, the Company paid Mr. Roberts and Mr. Huseby a one-time cash transition payment of approximately $0.5 million and $0.3 million, respectively, at the time of the transition. During the 26 weeks ended October 28, 2017, we recognized restructuring and other charges of approximately $5.4 million, which is comprised of the termination and transition payments. For additional information, see Form 8-K dated July 19, 2017, filed with the SEC on July 20, 2017.

In Fiscal 2016, we implemented a plan to restructure our digital operations which was completed in the first quarter of Fiscal 2017, and was primarily comprised of costs related to employee matters.

(c) Transaction costs are costs incurred for business development and acquisitions.

(d) Represents the income tax effects of the non-GAAP items.

Use of Non-GAAP Financial Information - Adjusted Earnings and Adjusted EBITDA

To supplement the Company’s condensed consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), in the Press Release attached hereto as Exhibit 99.1, the Company uses the non-GAAP financial measures of Adjusted Earnings (defined as Net Income adjusted for certain reconciling items) and Adjusted EBITDA (defined by the Company as earnings before interest, taxes, depreciation and amortization, as adjusted for additional items subtracted from or added to net income).

These non-GAAP financial measures are not intended as substitutes for and should not be considered superior to measures of financial performance prepared in accordance with GAAP. In addition, the Company's use of these non-GAAP financial measures may be different from similarly named measures used by other companies, limiting their usefulness for comparison purposes. These non-GAAP financial measures should not be considered as alternatives to net income as an indicator of the Company's performance or any other measures of performance derived in accordance with GAAP.

The Company's management reviews these Non-GAAP financial measures as internal measures to evaluate the Company's performance and manage the Company's operations. The Company's management believes that these measures are useful performance measures which are used by the Company to facilitate a comparison of on-going operating performance on a consistent basis from period-to-period. The Company's management believes that these Non-GAAP financial measures provide for a more complete understanding of factors and trends affecting the Company's business than measures under GAAP can provide alone, as it excludes certain items that do not reflect the ordinary earnings of its operations. The Company's Board of Directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance, for evaluating on a quarterly and annual basis actual results against such expectations, and as a measure for performance incentive plans. The Company's management believes that the inclusion of Adjusted EBITDA and Adjusted Earnings results provides investors useful and important information regarding the Company's operating results.

The non-GAAP measures included in the Press Release attached hereto as Exhibit 99.1 has been reconciled to the comparable GAAP measures as required under Securities and Exchange Commission (the “SEC”) rules regarding the use of non-GAAP financial measures. All of the items included in the reconciliations below are either (i) non-cash items or (ii) items that management does not consider in assessing the Company's on-going operating performance. The Company urges investors to carefully review the GAAP financial information included as part of the Company’s Form 10-K dated April 29, 2017 filed with the SEC on July 12, 2017, which includes consolidated financial statements for each of the three years for the period ended April 29, 2017 (Fiscal 2017, Fiscal 2016, and Fiscal 2015) and the Company's Quarterly Report on Form 10-Q for the period ended July 29, 2017 filed with the SEC on August 30, 2017.

BARNES & NOBLE EDUCATION, INC. AND SUBSIDIARIES
Sales Information
(Unaudited)

Total Sales
The components of the sales variances for the 13 and 26 week periods are as follows:

Dollars in millions	13 weeks ended		26 weeks ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
MBS Sales (a)
Wholesale	$47.5	$—	$140.0	$—
Direct	87.4	—	134.7	—
MBS total sales subtotal:	$134.9	$—	$274.7	$—
BNC Sales
New stores (b)	$26.3	$50.0	$41.7	$58.5
Closed stores (b)	(5.2)	(10.7)	(7.5)	(12.5)
Comparable stores (c)	(33.8)	(24.5)	(38.6)	(32.6)
Textbook rental deferral	2.2	(3.6)	3.6	(2.2)
Service revenue (d)	4.5	2.3	6.4	2.4
Other (e)	(2.9)	1.3	(3.7)	1.5
BNC total sales subtotal:	$(8.9)	$14.8	$1.9	$15.1
Eliminations (f)	$(9.8)	$—	$(43.9)	$—
Total sales variance	$116.2	$14.8	$232.7	$15.1

(a)
On February 27, 2017, we acquired MBS Textbook Exchange, LLC ("MBS"). The condensed consolidated financial statements for the 13 and 26 weeks ended October 28, 2017 include the financial results of MBS and all material intercompany accounts and transactions have been eliminated in consolidation. The condensed consolidated financial statements for the 13 and 26 weeks ended October 29, 2016 exclude the financial results of MBS.

Our retail business (BNC and MBS Direct) is highly seasonal, with sales generally highest in the second and third fiscal quarters, when college students generally purchase textbooks for the upcoming semesters, and lowest in the first and fourth fiscal quarters. Sales attributable to our MBS wholesale business are generally highest in our first, second and third quarter, as it sells textbooks for retail distribution, which somewhat offsets the decreased first quarter sales attributable to our retail business.

(b)	The following is a store count summary for BNC physical stores and MBS virtual stores:

	13 weeks ended October 28, 2017		13 weeks ended October 29, 2016
	BNC Stores	MBS Direct Stores	BNC Stores
Stores opened	—	4	1
Stores closed	4	12	—
Number of stores open at end of period	777	706	771

	26 weeks ended October 28, 2017		26 weeks ended October 29, 2016
	BNC Stores	MBS Direct Stores	BNC Stores
Stores opened	24	14	34
Stores closed	16	20	14
Number of stores open at end of period	777	706	771

(c)	See below.

(d)	Service revenue includes Student Brands, brand partnerships, Promoversity, LoudCloud, shipping and handling and revenue from other programs.

(e)	Other includes certain adjusting items related to return reserves and other deferred items.

(f)	Eliminate MBS sales to BNED and BNED commissions earned from MBS.

Comparable Sales - Barnes & Noble College

Comparable store sales variances by category for the 13 and 26 and week periods are as follows:

	13 weeks ended				26 weeks ended
	October 28, 2017		October 29, 2016		October 28, 2017		October 29, 2016
Textbooks	$(28.9)	(5.0)%	$(21.2)	(3.7)%	$(36.5)	(5.5)%	$(30.0)	(4.4)%
General Merchandise	(3.4)	(1.9)%	(2.3)	(1.3)%	0.2	0.1%	(0.7)	(0.2)%
Trade Books	(1.5)	(11.2)%	(0.8)	(5.6)%	(2.2)	(8.3)%	(1.5)	(5.2)%
Other	—	—%	(0.2)	(88.0)%	(0.1)	(88.2)%	(0.4)	(88.7)%
Total Comparable Store Sales	$(33.8)	(4.4)%	$(24.5)	(3.2)%	$(38.6)	(3.9)%	$(32.6)	(3.3)%
Effective for the first quarter of Fiscal 2017, comparable store sales includes sales from stores that have been open for an entire fiscal year period, does not include sales from closed stores for all periods presented, and digital agency sales are included on a gross basis. We believe the current comparable store sales calculation method better reflects the manner in which management views comparable sales, as well as the seasonal nature of our business. Prior year comparable store sales have been updated to exclude store inventory sales to MBS, which are reflected as intercompany inventory transfers since the acquisition.

About Barnes & Noble Education, Inc.
Barnes & Noble Education, Inc. (NYSE: BNED), a leading provider of educational products and services solutions for higher education and K-12 institutions, enhances the academic and social purpose of educational institutions. Through its Barnes & Noble College and MBS subsidiaries, Barnes & Noble Education operates 1,483 physical and virtual bookstores and serves more than 6 million students and faculty, and offers a suite of digital software, content and services including direct-to-student study tools. The Company also operates one of the largest textbook wholesale distribution channels in the United States. Barnes & Noble Education acts as a strategic partner to drive student success, provide value and support to students and faculty, and create loyalty and improve retention, while supporting the financial goals of our college and university partners.

BNED companies include: Barnes & Noble College Booksellers, LLC, MBS Textbook Exchange, LLC, BNED LoudCloud, LLC, Student Brands, LLC, and Promoversity, LLC. General information on Barnes & Noble Education may be obtained by visiting the Company's corporate website: www.bned.com.

Forward-Looking Statements
This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and information relating to us and our business that are based on the beliefs of our management as well as assumptions made by and information currently available to our management. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “will,” “forecasts,” “projections,” and similar expressions, as they relate to us or our management, identify forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. Such statements reflect our current views with respect to future events, the outcome of which is subject to certain risks, including, among others: general competitive conditions, including actions our competitors and content providers may take to grow their businesses; a decline in college enrollment or decreased funding available for students; decisions by colleges and universities to outsource their physical and/or online bookstore operations or change the operation of their bookstores; the general economic environment and consumer spending patterns; decreased consumer demand for our products, low growth or declining sales; our ability to continue to successfully integrate the operations of MBS Textbook Exchange, LLC into our Company; the strategic objectives, anticipated synergies, and/or other expected potential benefits of various acquisitions may not be fully realized or may take longer than expected; the integration of MBS Textbook Exchange, LLC’s operations into our own may also increase the risk of our internal controls being found ineffective; risks associated with operation or performance of MBS Textbook Exchange, LLC’s point-of-sales systems that are sold to college bookstore customers; implementation of our digital strategy may not result in the expected growth in our digital sales and/or profitability; risk that digital sales growth does not exceed the rate of investment spend; the performance of our online, digital and other initiatives, integration of and deployment of, additional products and services including new digital channels, and enhancements higher education digital products, and the inability to achieve the expected cost savings; our ability to successfully implement our strategic initiatives including our ability to identify, compete for and execute upon additional acquisitions and strategic investments; technological changes; risks associated with counterfeit and piracy of digital and print materials; our international operations could result in additional risks; our ability to attract and retain employees; the risk of price reduction or change in format of course materials by publishers, which could negatively impact revenues and margin; changes to purchase or rental general terms, payment terms, return policies, the discount or margin on products or other terms with our suppliers; risks associated with data privacy, information security and intellectual property; trends and challenges to our business and in the locations in which we have stores; non-renewal of managed bookstore, physical and/or online store contracts and higher-than-anticipated store closings; disruptions to our information technology systems, infrastructure and data due to computer malware, viruses, hacking and phishing attacks, resulting in harm to our business and results of operations; disruption of or interference with third party web service providers and our own proprietary technology; work stoppages or increases in labor costs; possible increases in shipping rates or interruptions in shipping service, obsolete or excessive inventory; product shortages, including risks associated with merchandise sourced indirectly from outside the United States; changes in law or regulation; enactment of laws which may restrict or prohibit our use of emails or similar marketing activities; the amount of our indebtedness and ability to comply with covenants applicable to any future debt financing; our ability to satisfy future capital and liquidity requirements; our ability to access the credit and capital markets at the times and in the amounts needed and on acceptable terms; adverse results from litigation, governmental investigations or tax-related proceedings or audits; changes in accounting standards; and the other risks and uncertainties detailed in the section titled “Risk Factors” in Part I - Item 1A in our Annual Report on Form 10-K for the year ended April 29, 2017. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this press release.